Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS;

Fourth Quarter Net Sales of $993 Million; Diluted EPS of $1.46

Fiscal Year 2015 Net Sales of $3.229 Billion; Diluted EPS of $4.51

Provides First Quarter and Fiscal 2016 Guidance

Richardson, TX. February 16, 2016 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fourth quarter and fiscal year ended January 2, 2016.  In the fourth quarter of fiscal 2015, the translation impact from the stronger U.S. dollar negatively impacted net sales by $55.6 million and reduced diluted EPS by $0.28.  On a constant currency basis, fourth quarter net sales decreased 2% as compared to the fourth quarter of fiscal 2014.

For fiscal year 2015, the translation impact from the strong U.S. dollar negatively impacted net sales by $207.5 million and reduced diluted EPS by $1.12.  On a constant currency and comparable calendar basis, fiscal year 2015 net sales decreased 1% as compared to fiscal 2014.  Results for fiscal 2015 included 52 weeks compared to 53 weeks in fiscal 2014.

Fourth Quarter and Fiscal Year 2015 Revenue Summary

In the fourth quarter of fiscal 2015, reported worldwide net sales decreased 7% or $72.3 million as growth in the SKAGEN® and FOSSIL® brands was offset by a decline in the Company’s multi-brand licensed watch portfolio and the negative impact of changes in foreign currency.  The following table provides a summary of net sales performance for the fourth quarter and fiscal year 2015 compared to the fourth quarter and fiscal year 2014.

	Fourth Quarter 2015		Full Year 2015
	Reported Results (1)	Constant Currency (2)	Reported Results (1)	Constant Currency & Calendar (3)

Total Company	-7%	-2%	-8%	-1%
Americas	-5%	-3%	-5%	-2%
Europe	-7%	+3%	-11%	+2%
Asia	-15%	-9%	-12%	-4%

Watches	-7%	-2%	-10%	-3%
Leathers	-2%	+4%	-2%	+5%
Jewelry	-7%	flat	-2%	+9%

(1)         Includes impacts from currency.

(2)         Eliminates the effect of the stronger U.S. dollar in fiscal 2015 to give investors a better understanding of the underlying trends within the business.

(3)         Eliminates the effect of the stronger U.S. dollar in fiscal 2015 and the Company’s estimate of the extra week in the first quarter of fiscal 2014 to give investors a better understanding of the underlying trends within the business. See the table at the end of this release for a reconciliation of the Company’s constant currency and comparable calendar results to its GAAP results.

The Company reported net income for the fourth quarter of fiscal 2015 of $70.4 million compared to $154.1 million for the fourth quarter of fiscal 2014.  Diluted earnings per share were $1.46, compared to $3.00 for the fourth quarter of fiscal 2014.  In constant currency, diluted earnings per share for the fourth quarter of fiscal 2015 were $1.74, including an impairment charge totaling $0.13 per diluted share, acquisition costs associated with Misfit, Inc. of $0.12 per diluted share, a restructuring charge of $0.04 per diluted share and a benefit from both lower taxes of $0.12 per diluted share and a lower share base of $0.09 per diluted share.

For fiscal year 2015, the Company reported net income of $220.6 million compared to $376.7 million for fiscal 2014.  Diluted earnings per share were $4.51, compared to $7.10 for fiscal 2014.  In constant currency, diluted earnings per share for fiscal 2015 were $5.63 including restructuring charges, impairment charges and acquisition costs totaling $0.60 per diluted share and a benefit from both lower taxes of $0.28 per diluted share and a lower share base of $0.35 per diluted share.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We look back on 2015 as a year of both significant challenges and accomplishments. We anticipated economic, competitive and consumer headwinds, which all materialized and in some cases intensified, putting pressure on sales and earnings.  Despite disappointing operating results, our team remained focused on our strategic priorities to strengthen our leadership position in our core business and to extend that leadership further through our investments in wearable technology.  We made significant progress against our goals and we are very proud of the dedication and resiliency our team demonstrated as they rose to meet the many challenges in 2015.”

Mr. Kartsotis continued, “In 2015, we began to increase our investments in our owned brands and we achieved strong early results, with solid sales increases in both Fossil and Skagen.  We enhanced our digital capabilities through the launch of a new Fossil website and elevated our CRM initiatives, which combined drove double-digit growth across our e-commerce channel.  We continued to drive category leadership with our world-class portfolio of licensed brands and further extended our reach with the addition of two new brands, Kate Spade New York and Chaps.  We also entered into wearable technology, launching the Fossil Q assortment with solid customer acceptance and acquiring Misfit to instantly provide a tech-enabled platform that we can roll out across our portfolio of brands in 2016.”

Mr. Kartsotis concluded, “We remain very optimistic about our future and confident in our long-term strategies.  As a global leader in the traditional watch market, we will continue to leverage our many competitive advantages to earn a disproportionate share of the anticipated growth in the category.  Our acquisition of Misfit enhances that growth opportunity, placing Fossil Group at the epicenter of the convergence of fashion and technology.  Our ability to combine the technology that consumers are demanding with the design, style and brands that they’ve always loved at the global scale necessary to drive the right economics is unparalleled.  While near-term challenges remain, we believe that our many growth opportunities, combined with our diversified business model, solid financial position and cash flow generation, set us up to win over the long-term and drive value for our shareholders.”

Operating Results

During the fourth quarter of fiscal 2015, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $55.6 million, operating income by $38.7 million and diluted earnings per share by $0.28.  During fiscal 2015, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $207.5 million, operating income by $115.8 million and diluted earnings per share by $1.12.  Results for fiscal 2015 included 52 weeks compared to 53 weeks in fiscal 2014.  The following discussion of the Company’s net sales is calculated in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Fourth quarter fiscal 2015 worldwide net sales decreased 2% or $16.7 million compared to the fourth quarter of fiscal 2014, with growth in the SKAGEN® and FOSSIL® brands offset by a decline in the licensed portfolio.  Across product categories, a modest increase in leathers was offset by a decline in watches and flat sales in jewelry compared to last fiscal year.  For fiscal 2015 worldwide net sales decreased 1% or $28.8 million on a comparable calendar basis compared to fiscal 2014, with growth in the SKAGEN® and FOSSIL® brands offset by a decline in the licensed portfolio.

Net sales in the Americas decreased 3% or $13.7 million compared to the fourth quarter of fiscal 2014, with modest growth in leathers offset by a decline in watches and jewelry compared to last fiscal year.  Flat sales in the region’s retail channel were offset by a decline in the U.S. wholesale channel.

Net sales in Europe increased 3% or $9.9 million compared to the fourth quarter of fiscal 2014, with modest increases in watches, leathers and jewelry compared to last fiscal year.  Within the region, strong growth in France was partially offset by a decline in distributor markets.

Net sales in Asia decreased 9% or $12.9 million compared to the fourth quarter of fiscal 2014, with an increase in leathers offset by declines in watches and jewelry compared to last fiscal year.  Within the region, an increase in India and a return to growth in Korea was offset by declines in most markets, including Japan, Hong Kong and China.

Global retail comps for the fourth quarter of fiscal 2015 increased 1% compared to the fourth quarter of fiscal 2014.  A solid comparable sales increase in Europe was partially offset by a modest decline in the Americas and a flat comp in Asia.  A comparable sales increase in leathers and watches was partially offset by a decline in jewelry.

During the fourth quarter of fiscal 2015, gross margin decreased 380 basis points to 53.0%.  The favorable impact of the Company’s price initiatives and improved product costing were offset by the negative impact of changes in foreign currencies and higher markdowns and promotional activity.  For fiscal 2015, gross margins decreased 270 basis points to 54.3%, primarily due to changes in foreign currencies and increased promotional activity, partially offset by price initiatives.

The Company’s operating expenses increased during the fourth quarter of fiscal 2015 primarily due to increased investments in marketing, advertising and strategic initiatives and anniversarying the reduction in incentive compensation in the fourth quarter of fiscal 2014.  A non-cash impairment charge of $9.1 million, $8.4 million of closing costs associated with the Misfit acquisition, the impact of store additions, and restructuring costs of $2.7 million also contributed to the increase and were partially offset by the favorable impact of changes in foreign currency.  As a percentage of net sales, operating expense increased 810 basis points to 44.0% given the impact of previously listed items and fixed expenses on lower sales.  For fiscal 2015, operating expenses increased due to increased investments in marketing, advertising and strategic initiatives, a non-cash impairment charge, and closing costs associated with the Misfit acquisition, partially offset by the favorable impact of changes in foreign currency.  The Company’s operating expense rate increased 440 basis points to 45.3%, compared to 40.9% of net sales in fiscal 2014.

Operating income for the fourth quarter of fiscal 2015 decreased to $88.9 million driven by the unfavorable impact of currencies, increased investment in marketing and strategic initiatives, anniversarying the reduction in incentive compensation in 2014, lower sales, a non-cash impairment charge and Misfit closing costs.  Operating margin decreased to 9.0% compared to 20.9% in the prior fiscal year, driven by the impact of the previously listed items. Operating income for fiscal 2015 decreased to $291.2 million compared to the prior fiscal year.  Operating margin decreased to 9.0% of net sales for fiscal 2015.

During the fiscal 2015 fourth quarter, interest expense increased $1.2 million to $5.7 million and other income increased $5.4 million to $12.1 million as a result of net gains on foreign currency contracts and account balances.  During fiscal 2015, interest expense increased $4.1 million and other income increased $33.0 million related to net gains on foreign currency contracts and account balances and a gain associated with an interest rate hedge settlement.

The Company’s effective income tax rate in the fourth quarter of fiscal 2015 was 24.2% compared to 30.4% for the fourth quarter of fiscal 2014 and 26.2% for fiscal 2015 compared to 30.7% for fiscal 2014.  The lower tax rate was driven by the favorable impact of foreign tax credits recognized during the third and fourth quarters of fiscal 2015.

Share Repurchase

During the fourth quarter of fiscal 2015, the Company did not repurchase any shares given its acquisition of Misfit that closed effective December 22, 2015.  For fiscal 2015, the Company invested $229.5 million to repurchase 2.7 million shares of its common stock at an average price of $84 per share.  As of January 2, 2016, the Company had $829.3 million remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance

The Company expects that the comparison of its fiscal 2016 results to its fiscal 2015 results will be affected by several factors listed in the chart below.  The Company also expects that the operations of Misfit will be dilutive to its 2016 results.

	Full Year 2016	First Quarter 2016

Negative Impact on Net Sales Growth
Foreign Currency Translation	140 basis points	230 basis points

Negative Impact on Operating Margin
Foreign Currency Translation	100 basis points	190 basis points
Amortization of Acquired Misfit Intangible Assets and Cost of Related Contingent Equity Grants	80 basis points	90 basis points

Negative Impact on Diluted Earnings Per Share Comparison
Impact of Foreign Currency Translation and Change in Non-Operating Foreign Currency Net Gains	$0.84	$0.23
Amortization of Acquired Misfit Intangible Assets and Cost of Related Contingent Equity Grants	$0.36	$0.09
2015 Foreign tax credit benefit	$0.24	—

Positive Impact on Diluted Earnings Per Share Comparison
2015 Restructuring Charges	$0.35	$0.16
2015 Misfit, Inc. Acquisition costs	$0.12	—
2015 Non-cash Asset Impairment	$0.13	—

GAAP Guidance

For fiscal 2016, the Company expects the following:

•                  Net sales to be in the range of a 3.5% decrease to a 1.0% increase

•                  Operating margin in a range of 7.0% to 8.5%

•                  Diluted earnings per share in a range of $2.80 to $3.60

For the first quarter of fiscal 2016, the Company expects the following:

•                  Net sales to decrease in the range of 7% to 10%

•                  Operating margin in a range of 1.0% to 2.5%

•                  Diluted earnings per share in a range of $0.05 to $0.20

The Company’s guidance assumes that foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the acquisition and integration of Misfit, Inc., and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods and accessories.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 23 Company-owned foreign sales subsidiaries and a network of approximately 80 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 53 Weeks Ended
Statement Data (in millions, except per share data):	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net sales	$992.5	$1,064.8	$3,228.8	$3,509.7
Cost of sales	467.0	460.5	1,475.4	1,508.5
Gross profit	525.5	604.3	1,753.4	2,001.2
Gross margin	53.0%	56.8%	54.3%	57.0%
Operating expense	433.9	382.2	1,437.8	1,434.7
Restructuring expense	2.7	0.0	24.4	0.0
Total operating expense	436.6	382.2	1,462.2	1,434.7
Total operating expense (% of net sales)	44.0%	35.9%	45.3%	40.9%
Operating income	88.9	222.1	291.2	566.5
Operating margin	9.0%	20.9%	9.0%	16.1%
Interest expense	5.7	4.5	20.0	15.9
Other expense (income) — net	(12.1)	(6.7)	(40.5)	(7.5)
Income before income taxes	95.3	224.3	311.7	558.1
Tax provision	23.0	68.2	81.8	171.5
Less: Net income attributable to noncontrolling interest	1.9	2.0	9.3	9.9
Net income attributable to Fossil Group, Inc.	$70.4	$154.1	$220.6	$376.7
Basic earnings per share	$1.46	$3.01	$4.52	$7.12
Diluted earnings per share	$1.46	$3.00	$4.51	$7.10
Weighted average common shares outstanding:
Basic	48.1	51.1	48.8	52.9
Diluted	48.2	51.3	48.9	53.1

	January 2,	January 3,
Consolidated Balance Sheet Data (in millions):	2016	2015

Assets:
Cash and cash equivalents	$289.3	$276.3
Accounts receivable-net	370.8	430.5
Inventories	625.3	597.3
Other current assets	157.3	150.5
Total current assets	$1,442.7	$1,454.6

Property, plant and equipment - net	$326.4	$345.6
Goodwill	359.4	197.7
Intangible and other assets - net	227.2	179.6
Total long-term assets	$913.0	$722.9

Total assets	$2,355.7	$2,177.5
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$466.3	$429.7
Short-term debt	23.2	16.6
Total current liabilities	$489.5	$446.3

Long-term debt	$785.1	$609.7
Other long-term liabilities	148.5	137.7
Total long-term liabilities	$933.6	$747.4

Stockholders’ equity	$932.6	$983.8

Total liabilities and stockholders’ equity	$2,355.7	$2,177.5

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 53 Weeks Ended
Business Segment Net Sales (in millions):	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Segment:
Americas	$518.0	$543.0	$1,661.9	$1,747.5
Europe	347.4	371.6	1,069.8	1,195.9
Asia	127.1	150.2	497.1	566.3

Total net sales	$992.5	$1,064.8	$3,228.8	$3,509.7

Product Category Information

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 53 Weeks Ended
Product Sales (in millions):	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Watches	$767.1	$827.6	$2,475.8	$2,736.5
Leathers	122.3	124.4	409.4	419.4
Jewelry	86.4	93.1	272.1	276.5
Other	16.7	19.7	71.5	77.3
Total net sales	$992.5	$1,064.8	$3,228.8	$3,509.7

Store Count Information

	January 2, 2016						January 3, 2015
	Americas	Europe		Asia	Total		Americas	Europe	Asia	Total
Full price accessory	128	126		68	322		147	113	59	319
Outlets	153	71		46	270		143	58	42	243
Full price multi-brand	0	7		20	27		6	3	22	31
Total stores	281	204	*	134	619	*	296	174	123	593

*Includes stores associated with acquisition completed in South African market in the first quarter of fiscal 2015.

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended January 2, 2016
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$518.0	$(11.3)	$529.3
Europe	347.4	(34.1)	381.5
Asia	127.1	(10.2)	137.3
Total net sales	$992.5	$(55.6)	$1.048.1

Constant Currency and Comparable Calendar Financial Information

The following table presents the Company’s business segment net sales on a constant currency and comparable calendar basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.  To calculate net sales on a comparable calendar basis, the Company has estimated the impact on net sales of the extra week in the first quarter of fiscal 2014.

The Company’s presentation of net sales on a constant currency and comparable calendar basis are non-GAAP financial measures.  The Company presents net sales on a constant currency and comparable calendar basis because the Company believes that such information is useful to certain investors as a measure of our results of operations year-over-year without the effects of foreign currency fluctuations and the extra week in the first quarter of fiscal 2014.

	Net Sales For the 52 Weeks Ended January 2, 2016			Net Sales For the 53 Weeks Ended January 3, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Estimated Impact of Extra Week	Estimated Comparable Calendar
Segment:
Americas	$1,661.9	$(29.2)	$1,691.1	$1,747.5	$(21.8)	$1,725.7
Europe	1,069.8	(137.5)	1,207.3	1,195.9	(15.1)	1,180.8
Asia	497.1	(40.8)	537.9	566.3	(7.7)	558.6
Total net sales	$3,228.8	(207.5)	$3,436.3	$3,509.7	$(44.6)	$3,465.1

END OF RELEASE